Exhibit 10(w)

SEVERANCE RELEASE AND WAIVER

I. RECITALS

A. This AGREEMENT, which is effective on the EFFECTIVE DATE, is by and between Newmont USA Limited and Bruce Hansen (hereinafter “EMPLOYEE”).

B. In consideration of the promises contained in this AGREEMENT, NEWMONT and EMPLOYEE agree as follows:

II. DEFINITIONS

The following definitions shall be applicable for the purposes of only this AGREEMENT:

A. “AGREEMENT” means this Severance Release and Waiver.

B. “CLAIMS” means any debt, obligation, demand, application for attorneys’ fees and/or dispute resolution costs, cause of action, judgment, controversy or claim of any kind whatsoever between EMPLOYEE and NEWMONT, whether arising under common law or statute, including but not limited to claims for breach of contract (express or implied), quasi-contract, promissory estoppel, tort, fraud, misrepresentation, discrimination or any other legal theory; disputes relating to the employment relationship between the parties, termination thereof, or the interpretation of this AGREEMENT; any and all debts, obligations, claims, demands, compensation, or rights under the company’s employee benefit plans; claims under Title VII of the Civil Rights Act of 1964, as amended; claims under the Civil Rights Act of 1991; claims under the Age Discrimination in Employment Act of 1967, as amended; claims under 42 U.S.C. § 1981, § 1981a, § 1983, § 1985, or § 1988; claims under the Family and Medical Leave Act of 1993; claims under the Americans with Disabilities Act of 1990, as amended; claims under the Fair Labor Standards Act of 1938, as amended; claims under the Employee Retirement Income Security Act of 1974, as amended; claims under the Worker Adjustment and Retraining Notification Act; or any other applicable federal, state, or local statute or ordinance.

C. “COMPANY INFORMATION” means any confidential legal, financial, marketing, business, technical, or other information, including specifically but not exclusively, information which EMPLOYEE prepared, caused to be prepared, or received in connection with EMPLOYEE’s employment with NEWMONT, such as management and business plans, business strategies, software, software evaluations, trade secrets, personnel information, marketing methods and techniques, and any of the above-recited information as it relates to NEWMONT. COMPANY INFORMATION does not include: (a) information or knowledge which is now or may subsequently come into the public domain other than by way of unauthorized disclosure by EMPLOYEE; or

(b) information or knowledge which EMPLOYEE is required to disclose by order of a governmental agency or court after timely notice has been provided to NEWMONT of such order.

D. “EFFECTIVE DATE” means the first date upon which all of the following have occurred: (1) EMPLOYEE has executed this AGREEMENT; (2) the revocation period, if any, has expired without revocation by EMPLOYEE; (3) the executed agreement has been timely returned to Director of Employee Services, Newmont, 1700 Lincoln Street, Denver, CO 80203; and (4) any CLAIMS by EMPLOYEE have been withdrawn and dismissed with prejudice.

E. “EMPLOYEE” means Bruce Hansen.

F. “NEWMONT” means Newmont USA Limited and any predecessor or current or former subsidiary, parent, affiliated company, or successor of any of them, or benefit plan maintained or participated in by any of them , and the current and former directors, officers, employees, shareholders and agents of any or all of them, unless otherwise specifically stated in this AGREEMENT.

G. “NEWMONT PROPERTY” shall include, but not be limited to, keys, access cards, files, memoranda, reports, software, credit cards, computer disks, instructional and management manuals, books, cellular phones, blackberries and computer equipment of NEWMONT.

III. COVENANTS

A. Separation from Employment. EMPLOYEE shall be separated from employment with NEWMONT, effective November 20, 2006 (“Separation Date”).

B. Severance Benefits to EMPLOYEE. Contingent upon execution of this AGREEMENT on or after November 17, 2006, without revocation, NEWMONT will: 1) provide to EMPLOYEE a payment in the gross amount of $1,296,891.21, less all applicable local, state, and federal withholding taxes, and benefits pursuant to the provisions of the Severance Plan of Newmont, and; 2) Newmont shall vest any unvested restricted stock granted to EMPLOYEE, as of November 20, 2006. The amount stated in section III.B.(1) of this paragraph shall be paid within thirty (30) days after the EFFECTIVE DATE of this AGREEMENT, and the vesting of the unvested restricted stock stated in section III.B.(2) of this paragraph shall be done as soon as practicable after the EFFECTIVE DATE of this AGREEMENT. For the vesting of restricted stock stated in section III.B.(2) of this paragraph, NEWMONT shall issue EMPLOYEE a form 1099 for tax purposes.

C. No Other Payments. Payment of all sums set forth in this AGREEMENT shall discharge all obligations of NEWMONT to EMPLOYEE for anything related to EMPLOYEE’S employment with NEWMONT and the termination thereof, and

EMPLOYEE waives all rights to other compensation and benefits including specifically, but not exclusively, salaries, bonuses, benefits of whatsoever kind and description, and allowances for perquisites, but excluding the matters identified in section III.H of this AGREEMENT.

D. Return and Protection of COMPANY INFORMATION. EMPLOYEE will not use or disclose COMPANY INFORMATION at any time subsequent to the EFFECTIVE DATE of this AGREEMENT. EMPLOYEE will, by the Separation Date, return to NEWMONT all NEWMONT PROPERTY and all documents and other material containing COMPANY INFORMATION. EMPLOYEE will not retain copies or excerpts of COMPANY INFORMATION. EMPLOYEE will not disclose COMPANY INFORMATION at any time prior to the EFFECTIVE DATE of this AGREEMENT, except as required in the course of EMPLOYEE’s employment with NEWMONT. EMPLOYEE acknowledges that this paragraph is a material term of this AGREEMENT. Accordingly, in the event of a breach of this paragraph by EMPLOYEE, in addition to any other remedy available to NEWMONT, NEWMONT may cease any remaining payments otherwise due EMPLOYEE under this AGREEMENT and will be entitled to injunctive relief and damages against EMPLOYEE, provided, however, that use or possession of COMPANY INFORMATION pursuant to and in accordance with the terms of the separate Transitional Consulting Agreement shall not be a breach of this AGREEMENT.

E. Release of Claims By EMPLOYEE. As a material inducement to NEWMONT to enter into this AGREEMENT, EMPLOYEE, as a free and voluntary act, hereby forever releases and discharges NEWMONT from, and covenants not to sue NEWMONT for, CLAIMS which EMPLOYEE might have or assert against NEWMONT (1) by reason of EMPLOYEE’S employment and/or termination of employment by NEWMONT and all circumstances related thereto; or (2) by reason of any other matter, cause or thing whatsoever which may have occurred between EMPLOYEE and NEWMONT prior to the date of execution of this AGREEMENT, excluding claims or rights listed in section III.H of this AGREEMENT. With respect to any charges of discrimination filed with any federal, state or local agency, pending or otherwise, arising from or related to EMPLOYEE’S employment or termination of employment with NEWMONT, EMPLOYEE acknowledges that EMPLOYEE knowingly and voluntarily waives his or her right to seek individual relief on his or her own behalf.

F. Tax Liability. EMPLOYEE and NEWMONT agree that, in the event any taxing authority determines that amounts paid pursuant to this agreement are taxable beyond any amount withheld by NEWMONT, EMPLOYEE is solely responsible for the payment of all such taxes and penalties assessed against EMPLOYEE, except for legally mandated employer contributions, and that NEWMONT has no duty to defend EMPLOYEE against any such tax claim, penalty or assessment. EMPLOYEE agrees to cooperate in the defense of any such claim brought against NEWMONT. NEWMONT agrees to cooperate in the defense of any such claim brought against EMPLOYEE.

G. Confidentiality. EMPLOYEE and NEWMONT agree that except as otherwise specifically provided in this AGREEMENT, they will not disclose (in whole or in part) any of the terms or provisions of this AGREEMENT, or characterize any of the terms or provisions of this AGREEMENT, to any other person or entity. It shall not be a breach of this AGREEMENT for NEWMONT to disclose the terms and provisions of this AGREEMENT to its officers, directors, and employees with a need to know, for EMPLOYEE to disclose the terms and provisions of this AGREEMENT to his spouse, or for either party to disclose the terms and provisions of this AGREEMENT to their attorneys, accountants, tax advisors, or as compelled by law.

H. Exclusions from Release. Notwithstanding any language in this AGREEMENT to the contrary, the waiver in section III.C and the release of claims in section III.E by EMPLOYEE shall not apply to: 1) any vested rights pursuant to any applicable pension or retirement savings plan of NEWMONT; 2) any rights to indemnification, insurance coverage, or payment of defense costs to which EMPLOYEE may be entitled as a result of EMPLOYEE’S status as a former officer of NEWMONT; 3) EMPLOYEE’S rights as an owner of shares of stock in NEWMONT and EMPLOYEE’S rights with respect to any stock options which are vested as of the Separation Date; and 4) EMPLOYEE’S rights to continuation of health insurance coverage pursuant to COBRA. Any stock options are governed by the applicable award agreement.

I. Release of Claims By NEWMONT. As a material inducement to EMPLOYEE to enter into this AGREEMENT, NEWMONT, as a free and voluntary act, hereby forever releases and discharges EMPLOYEE from, and covenants not to sue EMPLOYEE for, CLAIMS which NEWMONT might have or assert against EMPLOYEE (1) by reason of EMPLOYEE’S employment and/or termination of employment by NEWMONT and all circumstances related thereto; or (2) by reason of any other matter, cause or thing whatsoever which may have occurred between EMPLOYEE and NEWMONT prior to the date of execution of this AGREEMENT, provided, however, that Newmont does not release any rights or claims related to or arising out of the following two pending civil actions to which EMPLOYEE is a party: UFCW Local 880-Retail Food Employers Joint Pension Fund, Pompano Beach Police & Firefighters’ Retirement System, and Kamel Aoudid v. Newmont Mining Corp., Wayne W. Murdy, Pierre Lassonde, Bruce D. Hansen, David H. Francisco, Thomas L. Enos, Russell Ball and Robert J. Gallagher, Consolidated Civil Action No. 05-CV-1046-MSK-BNB, In the United States District Court for the District of Colorado: Jack G. Blaz, Derivatively on Behalf of Newmont Mining Corporation, v. Wayne Murdy, Bruce D. Hansen, Pierre Lassonde, Glen A. Barton, Vincent A. Calarco, Michael S. Hamson, Leo I. Higdon, Jr., Robert J. Miller, Robin A. Plumbridge, John B. Prescott, Michael K. Reilly, Donald C. Roth, Seymour Schulich, and James V. Taranik and Newmont Mining Corporation (nominal defendant), Civil Action No. 05-CV-01084-WDM-MJW, In the United States District Court for the District of Colorado.

IV. ADDITIONAL PROVISIONS

A. EMPLOYEE Cooperation. As a free and voluntary act, EMPLOYEE agrees after EMPLOYEE’s separation to cooperate at NEWMONT’S expense with any investigations or lawsuits involving NEWMONT on matters where EMPLOYEE had specific knowledge or responsibility. EMPLOYEE shall make himself or herself available at NEWMONT’S expense for any litigation, including specifically, but not exclusively, preparation for depositions and trial. EMPLOYEE will not receive reimbursement for time spent testifying in depositions or trial. EMPLOYEE agrees not to assist or provide information in any litigation against NEWMONT, except as required under law or formal legal process after timely notice is provided to NEWMONT to allow NEWMONT to take legal action with respect to the request for information or assistance. Unless EMPLOYEE’S assistance under this section IV.A is provided during the term of the separate Transitional Consulting Agreement between the parties, EMPLOYEE shall be compensated at the rate of $250 per hour for such assistance, and EMPLOYEE’S obligation to provide such assistance shall be limited to ten hours per week, unless otherwise agreed. Nothing in this AGREEMENT shall restrict or preclude EMPLOYEE from, or otherwise influence EMPLOYEE in, testifying fully and truthfully in legal or administrative proceedings against NEWMONT, as required by law or formal legal process.

B. Severability. In case any one or more of the provisions of this AGREEMENT shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired. Further, any provision found to be invalid, illegal or unenforceable shall be deemed, without further action on the part of the parties hereto, to be modified, amended and/or limited to the minimum extent necessary to render such clauses and/or provisions valid and enforceable.

C. Entire Agreement. This AGREEMENT supersedes all prior written and verbal promises and agreements between the parties with respect to EMPLOYEE’S employment with NEWMONT and the termination thereof. This AGREEMENT constitutes the entire agreement between the parties, with respect to EMPLOYEE’S employment with NEWMONT and the termination thereof, and may be amended, modified or superseded only by a written agreement signed by both parties. No oral statements by any employee of NEWMONT shall modify or otherwise affect the terms and provisions of this AGREEMENT.

D. Governing Law. This AGREEMENT shall be construed in accordance with the laws of the State of Colorado.

E. No Admission of Liability. NEWMONT denies that it has taken any improper action against EMPLOYEE in violation of any federal, state, or local law or common law principle. The parties agree that this AGREEMENT shall not be admissible in any proceeding as evidence of any improper conduct by NEWMONT.

F. Free and Voluntary Act. This release means, in part, that EMPLOYEE gives up all rights to damages and/or money based upon any claims against NEWMONT of age discrimination that arise through the date this AGREEMENT is signed. EMPLOYEE acknowledges that EMPLOYEE has been given at least forty-five (45) days to consider this AGREEMENT and that EMPLOYEE has been advised to consult with an attorney prior to signing this AGREEMENT. EMPLOYEE may waive the balance of the forty-five (45) day consideration period by signing this AGREEMENT sooner. EMPLOYEE further acknowledges that by law EMPLOYEE has the right to revoke (that is, cancel) this AGREEMENT within seven (7) calendar days of signing it. To be effective, EMPLOYEE’S revocation must be in writing and tendered to Director of Employee Services, Newmont, 1700 Lincoln Street, Denver, CO 80203, either by mail or by hand delivery within the seven (7) day period. If by mail, the revocation must be: 1) postmarked within the seven (7) day period; 2) properly addressed; and 3) sent by Certified Mail, Return Receipt Requested. In the event that EMPLOYEE exercises this right to revoke, EMPLOYEE agrees to return to NEWMONT any and all sums paid to EMPLOYEE in consideration of the AGREEMENT.

G. No Other Representations. EMPLOYEE acknowledges that no promises or representations have been made to induce EMPLOYEE to sign this AGREEMENT other than as expressly set forth herein and that EMPLOYEE has signed this AGREEMENT as a free and voluntary act.

THIS IS A RELEASE – BY SIGNING, YOU ARE ACKNOWLEDGING THAT

YOU HAVE READ, UNDERSTAND, AND AGREE TO THE TERMS SET FORTH

ABOVE. BEFORE SIGNING YOU SHOULD READ CAREFULLY

AND CONSULT WITH AN ATTORNEY

NEWMONT		EMPLOYEE

By:	/s/ Sharon E. Thomas	/s/ Bruce D. Hansen
Title:	Vice President and Secretary
Date:	November 17, 2006	Date: November 17, 2006